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                                                                    EXHIBIT 99.1

                                                           For Immediate Release
                                                                  April 30, 2002

    CT COMMUNICATIONS' BOARD APPROVES CONTINUANCE OF STOCK REPURCHASE PROGRAM

CT Communications, Inc. (Nasdaq: CTCI) announced today that its Board of Directors approved the continuance of its stock repurchase program for another year. CT Communications' Board first approved the stock repurchase program in March of 2001. The stock repurchase program allows for the repurchase of up to one million shares of common stock. During the continuance of the stock repurchase program, CT Communications intends to repurchase up to 797,550 shares (approximately 4%) of its outstanding common stock from time to time over the next 12 months in open market and privately negotiated transactions. CT Communications presently has about 18,800,000 shares of common stock outstanding. (Under the program no shares knowingly will be repurchased from officers and directors of CT Communications or from persons who hold in excess of five percent of its outstanding shares of common stock.)

In the first year of the repurchase program, the company repurchased 202,450 shares of its common stock, or just over 1% of common shares outstanding. The repurchase plan is subject to SEC regulations and those restrictions imposed by the Board of Directors.

"We continue to view our stock as undervalued in the market place and for that reason see the opportunity to repurchase our stock in the open market as a good investment for the company," said Michael R. Coltrane, Chief Executive Officer and Chairman of CT Communications.

CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance services, Internet and data services and digital wireless services.

                                                           Contact: Barry Rubens
                                                                    704.722.2404

                                                                     Mark Hadley
                                                                    704.722.3231